As filed with the Securities and Exchange Commission on December 11, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONUS NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-3387074
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Technology Park Drive, Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Incentive Plan, As Amended

 (Full Title of the Plan)

Richard J. Gaynor
Chief Financial Officer and Assistant Secretary
Sonus Networks, Inc.
7 Technology Park Drive
Westford, Massachusetts 01886
(978) 614-8100

(Name, address, including zip code, telephone number, including area code, of agent for service)

Copies to:

Mark J. Kelson, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California  90064
(310) 312-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	5,402,701	$2.19	$11,831,915.19	$660.22

(1)                In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”) of Sonus Networks, Inc. (the “Company” or the “Registrant”) that may become issuable under the Company’s 2007 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Common Stock affected without the receipt of consideration.

(2)                This Registration Statement covers 5,402,701 shares of Common Stock authorized to be awarded under the 2007 Stock Incentive Plan, as amended (the “Prior Plan Shares”). Such Prior Plan Shares were previously registered under the Company’s Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”), and are being carried forward to the Company’s 2007 Stock Incentive Plan, as amended.

The Prior Plan Shares were previously registered by the Company on a Registration Statement on Form S-8 (File No.  333-124777) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2005 (the “2005 Registration Statement”), and a registration fee of $2,200.25 (the “Prior Registration Fee”) was paid for the registration of the Prior Plan Shares.  As of December 9, 2009, 20,687,979 shares of Common Stock are currently subject to outstanding awards under the 1997 Plan, and as such, those shares are not covered by this Registration Statement.  Accordingly, the 2005 Registration Statement remains in effect solely to cover the potential exercise of such outstanding equity awards previously granted under the 1997 Plan.

Concurrently with the filing of this Registration Statement, the Company is filing a post-effective amendment to the 2005 Registration Statement deregistering the Prior Plan Shares that are being carried forward to this Registration Statement. Accordingly, a portion of the Prior Registration Fee is being carried forward to offset the registration fee under this Registration Statement. More specifically, the Prior Registration Fee is hereby carried forward against the $660.22 registration fee that otherwise would be due and therefore no additional registration fee is due with respect to the Prior Plan Shares that are being registered hereby.

(3)                This estimate is made solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and is based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on December 9, 2009.

EXPLANATORY NOTE

At the Company’s Annual Meeting of Stockholders held on November 12, 2007, the Company’s stockholders approved the Company’s 2007 Stock Incentive Plan.  On April 1, 2008, the Company filed a Registration Statement on Form S-8 (File No. 333-150022) (the “Initial Registration Statement”) with the Commission to register 9,500,000 shares of Common Stock, which had been authorized and reserved for issuance under the 2007 Stock Incentive Plan.  At the Company’s Annual Meeting of Stockholders held on June 19, 2009 (the “2009 Annual Meeting”), the Company’s stockholders approved a proposal to engage in a stock option exchange tender offer (the “Exchange Offer”), whereby the Company would offer to certain employees, subject to specified conditions, the right to exchange some or all of their outstanding stock options for shares of restricted stock.  In connection with the Exchange Offer, the Company’s stockholders also approved an amendment to the 2007 Stock Plan (the “Amended 2007 Plan”) at the 2009 Annual Meeting.  The Amended 2007 Plan was amended to reserve under the Amended 2007 Plan the additional number of shares of Common Stock to be tendered pursuant to the Exchange Offer.  The Exchange Offer began on September 8, 2009 and expired on October 5, 2009, at 11:59 p.m. Eastern Daylight Time.  At the conclusion of the Exchange Offer, options to purchase 5,476,701 shares of the Company’s Common Stock were tendered (the “Tendered Common Stock”), which the Company accepted for cancellation and in exchange, the Company issued 1,015,360 shares of restricted stock.  This Registration Statement on Form S-8 registers an additional 5,402,701 shares of Common Stock, which have been authorized and reserved for issuance under the Company’s Amended 2007 Plan.  The difference between the aggregate number of shares of Tendered Common Stock and the number of shares being registered by this Registration Statement, 74,000 shares of the Tendered Common Stock, is due to the fact that said 74,000 shares of Tendered Common Stock were already previously registered under the Initial Registration Statement.

This Registration Statement relates to securities of the same class as that to which the Initial Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission.  The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)          The Registrant’s latest annual report filed pursuant to Section 13(a) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)         All other reports filed pursuant to Section 13(a) of the Exchange Act since the end of the fiscal year covered by the document referred to in clause (a) above.

(c)          The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on April 5, 2000, including any subsequent amendment or report filed for the purposes of amending such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

The following documents are filed as exhibits to this registration:

Exhibit Number	Description
4.1

Fourth Amended and Restated Certificate of Incorporation of the Registrant, as amended (Incorporated by reference from the Registrant’s Current Report on Form 8-K (File No. 001-34115) filed with the Commission on June 22, 2009).

4.2	Amended and Restated By-Laws of the Registrant (Incorporated by reference from the Registrant’s Current Report on Form 8-K (File No. 001-34115) filed with the Commission on June 22, 2009).
5.1	Opinion of Manatt, Phelps & Phillips, LLP, counsel to the Registrant.
23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westford, the Commonwealth of Massachusetts, on December 11, 2009.

SONUS NETWORKS, INC.

By:	/s/ Richard J. Gaynor
Name:	Richard J. Gaynor
Title:	Chief Financial Officer and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Richard N. Nottenburg, Richard J. Gaynor and Jeffrey M. Snider, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard N. Nottenburg	President and Chief Executive Officer (Principal	December 11, 2009
Richard N. Nottenburg	Executive Officer)

/s/ Richard J. Gaynor	Chief Financial Officer (Principal Financial Officer)	December 11, 2009
Richard J. Gaynor

/s/ Howard E. Janzen	Chairman	December 11, 2009
Howard E. Janzen

/s/ Wayne Pastore	Vice President of Finance, Corporate Controller and Chief	December 11, 2009
Wayne Pastore	Accounting Officer (Principal Accounting Officer)

/s/ John P. Cunningham	Director	December 11, 2009
John P. Cunningham

/s/ John A. Schofield	Director	December 11, 2009
John A. Schofield

/s/ Scott E. Schubert	Director	December 11, 2009
Scott E. Schubert

/s/ Paul J. Severino	Director	December 11, 2009
Paul J. Severino

/s/ H. Brian Thompson	Director	December 11, 2009
H. Brian Thompson

/s/ James K. Brewington	Director	December 11, 2009
James K. Brewington

EXHIBIT INDEX

Exhibit Number	Description
4.1

Fourth Amended and Restated Certificate of Incorporation of the Registrant, as amended (Incorporated by reference from the Registrant’s Current Report on Form 8-K (File No. 001-34115) filed with the Commission on June 22, 2009).

4.2	Amended and Restated By-Laws of the Registrant (Incorporated by reference from the Registrant’s Current Report on Form 8-K (File No. 001-34115) filed with the Commission on June 22, 2009).
5.1	Opinion of Manatt, Phelps & Phillips, LLP, counsel to the Registrant.
23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature page).